SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549

                          FORM 8-K

    Current Report Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported): June 12,1998

                    TULTEX    CORPORATION
                    ---------------------
    (Exact name of registrant as specified in its charter)

Virginia                      1-8016                    54-0367896
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(State or other jurisdiction  Commission File           IRS Employer
of incorporation)             Number                    Identification No.

101 Commonwealth Boulevard, P. O. Box 5191, Martinsville, Virginia  24115
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(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number, including area code   540-632-2961
                                                     ------------


ITEM 5.   OTHER EVENTS.

See the following press release, dated June 12, 1998 announcing the Company's agreement to sell LogoAthletic, Inc. and LogoAthletic/Headwear, Inc.


FOR IMMEDIATE RELEASE

CONTACT: Suzanne H. Wood, Vice President/CFO, 540-632-2961, ext. 3034

TULTEX CORPORATION ANNOUNCES AGREEMENT TO SELL LOGOATHLETIC,
INC. AND LOGOATHLETIC/HEADWEAR, INC.

Martinsville, VA (June 12, 1998) - Tultex Corporation
(NYSE:TTX) announced today that it had signed a definitive agreement to sell substantially all the assets and business of LogoAthletic, Inc. and LogoAthletic/Headwear, Inc., its licensed apparel subsidiaries, to TKS Acquisition Inc., a new company headed by Thomas K. Shine, President and CEO of LogoAthletic. The new company's investors include Puma AG, Simon Investors, McDonald & Company Securities, the
Indianapolis Motor Speedway and other private investors.

In exchange for the assets being sold, Tultex expects to receive cash of approximately $84 million, plus $12.5 million in subordinated notes due five years after the closing. The cash payment is subject to adjustment for working capital changes occurring prior to closing. In addition, additional cash payments may be received if the new company reaches certain sales targets during the next two years. As a part of the transaction, Tultex will also repurchase $6 million of its outstanding preferred stock owned by investors, including members of the Simon family. After giving effect to expenses and other negotiated provisions whose financial effect cannot be determined until after the closing, Tultex expects to record a loss on the sale of its licensed apparel subsidiaries.

Charles W. Davies, Jr., President and CEO of Tultex said,
"Our Board of Directors has unanimously approved the sale of LogoAthletic as a significant and positive strategy to enable both companies to achieve their best long-term potential. The sale allows Tultex to reduce its debt by approximately $78 million, thereby achieving an important goal of debt reduction for 1998. From this stronger financial foundation, we will concentrate resources on the growth of the company's Track Gear(Registered trademark)
(NASCAR-licensing) and Discus Athletic(Registered trademark) brands, as well as our distributor and traditional activewear businesses.
We expect that LogoAthletic, Inc. will continue as a significant customer of Tultex fleece and T-shirt products."

Tultex stated that the new company had secured all bank and equity commitments to complete the purchase and that Tultex had obtained all necessary consents from its lenders. The transaction will be completed after the transfers of licenses from the professional and collegiate leagues and after other customary consents and approvals are received.
The parties expect the transaction to close in July.

Following the transaction, Tultex will continue to operate and grow its NASCAR licensed apparel business featuring its Track Gear brand of racing apparel. As a part of the transaction, the new company has licensed Tultex to use its LogoAthletic brand in connection with Track Gear products and to engage the same sales representatives to sell NASCAR-licensed products. O. Randolph Rollins, executive vice president of Tultex who heads up Track Gear, Tultex' motorsports apparel subsidiary, stated: "Track Gear has made a major impact on the licensed apparel market for NASCAR. Continuing the use of the LogoAthletic brand and sales force will enhance Track Gear's capability to serve its customers and licensors with distinctive, high-quality racing apparel offered through major retailers."

Tultex is a consumer-oriented manufacturer, marketer and distributor of activewear, licensed sports apparel and private label products. Its premium brands, Discus Athletic (Registered trademark) and LogoAthletic(Registered trademark), are sold through department stores, sporting goods stores and specialty chains. Products are also sold with the Tultex (Registered trademark), Logo 7(Registered trademark) and Track Gear(Registered trademark) names. For further information, including press releases, access the Tultex home page at http://www.tultex.com.

This release may contain certain forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include the level of consumer apparel spending, demand for the company's higher margin products, competitive pricing environment and the financial strength of the retail industry. Additional information on factors that could potentially affect the company or its financial results may be found in the company's filings with the Securities and Exchange Commission.

                         SIGNATURES

          Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 1998

                                       TULTEX CORPORATION
                                       ------------------
                                       (Registrant)


                              By:      /s/  S.H. Wood
                                       ------------------------
                                       Suzanne H. Wood
                                       Vice President and Chief
                                       Financial Officer